EXHIBIT 21.1

                                  Subsidiaries
                                  ------------


ROV Holding, Inc.
Ray-O-Vac Europe BV
Rayovac Far East Limited
Rayovac Canada, Inc.
Rayovac Europe Limited
Rayovac (UK) Limited
Wrenford Insurance Company Limited